Exhibit 5.1

[Greenberg Traurig, LLP Letterhead]

March 22, 2012

Remark Media, Inc.
Six Concourse Parkway
Suite 1500
Atlanta, GA

Ladies and Gentlemen:

This opinion is furnished to Remark Media, Inc., a Delaware corporation (the “Company”), in connection with the resale under the Securities Act of 1933, as amended (the “Securities Act”), of up to 944,777 shares of the Company’s common stock that are issued and outstanding (the “Shares”) and up to 231,944 shares of the Company’s common stock (the “Warrant Shares”) that are issuable upon exercise of outstanding warrants (the “Warrants”) to purchase the Company’s common stock, pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) filed on March 22, 2012 with the Securities and Exchange Commission (the “Commission”) and the related prospectus included therein (the “Prospectus”).

As counsel to the Company, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the issuance and sale of the Shares and the Warrant Shares. We have examined the Registration Statement, the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, certain resolutions of the Company’s Board of Directors, and other proceedings of the Company related thereto. We have also examined such records, documents and certificates of public officials and of the Company, made such inquiries of officers of the Company and public officials, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized, validly issued, and are fully paid and nonassessable, and (ii) the Warrant Shares have been duly authorized and, when issued and delivered by the Company upon exercise of the Warrants and payment of the exercise price in accordance with their terms, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware in effect as of the date hereof

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the prospectus constituting a part thereof and any amendments thereto. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP